UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2010

Element92 Resources Corp.

(Exact Name of Registrant as Specified in Charter)

     _        Wyoming                                          333-152242                                     20-8531222

(State or Other Jurisdiction                 (Commission File Number)                        (IRS Employer

      of Incorporation)                                                                                             Identification No.)

2510 Warren Avenue, Cheyenne, Wyoming 82001

(Address of Principal Executive Offices) (Zip Code)

      (518) 633-4777

Registrant’s telephone number, including area code

        N/A

 (Former Name or Former Address

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On May 10, 2010, the Board of Directors of Element92 Resources Corp. (the “Company”) appointed Alastair McIntyre as the Company's Chief Operating Officer.

Mr. McIntyre has more than 25 years global experience in commodity and resource businesses with 17 years spent in the banking and finance sectors in Toronto, New York, Sydney and Hong Kong with previous positions in gold refining and as an underground mine geologist. Mr. McIntyre holds a B. Sc. (Geology) and a B. Comm. (Bus Admin and Economics) from Dalhousie University in Canada.

Mr. McIntyre is Managing Director, Commodities and Resource Management, for Leading Edge Investment Management of Hong Kong, China. Joining this private equity group in July 2009, he has been responsible for developing new business related to the acquisition, funding and finance opportunities in the commodities financial, capital and pricing markets.

From May 2008 to March 2009, he was Director and Head of Trade and Commodity Finance, Asia Pacific, for Landsbanki Islands hf in Hong Kong, China. Mr. McIntyre was responsible for developing new commodity trade finance business for the Bank’s Asian operations. Here, he focused on lending and structuring of deals to companies involved in the production, consumption, transportation and sale of commodities through a variety of products including loans, L/C financing, export financing, structured trade finance and price risk mitigation.

From March 2007 to May 2008, he was Senior Vice President, Head of Marketing Precious and Base Metals, Asia for Natixis Commodity Markets (Asia Ltd) located in Hong Kong, China. He was responsible for the development and implementation of marketing and business plans establishing a new precious metals business and diversifying revenue and product sales to base metal customers in Asia.

Mr. McIntyre worked for the the Bank of Nova Scotia (ScotiaBank) from January 1995 to January 2007, holding several positions in various locations.  He served as Director and Head of Marketing, Precious Metals (Asia), for the Bank of Nova Scotia (ScotiaMocatta) in Hong Kong from August 2002 to January 2008. In that position, he was accountable for generation of income, marketing plans, strategies, business and product development for the Asia precious metals dealing desk. He managed a team of seven Sales Mangers (four in HK, Kuala Lumpur, Singapore and Shanghai) who were responsible for generating income from Scotiabank’s top tier clients and new accounts in Asia. He also managed the pricing and execution of metal loans and derivatives, structured products and distribution of physical metal. During his time with ScotiaBank, he was seconded to Commonwealth Bank of Australia Metals and Mining group from October 1999 to July 2002, where he assisted in developing a new metals dealing desk to deliver financial products to Australian customers with exposure to precious and base metals. In this role, he was responsible for constructing, pricing, marketing and executing multi year f/x and metal structures with top and middle tier Australian mining companies with focus on delivering new hedging products and restructuring existing hedge books. From January 1995 to October 1999, he was Director, Marketing Precious and Base Metals for ScotiaBank in Toronto, Canada. At that location he designed and implemented precious and base metals risk management solutions for producers, manufacturers and financial institutions in North America. He also undertook a six month due diligence assignment in New York City related to the purchase and integration of Mocatta Metals.

From July 1988 to January 1995, he was Sales Manager (Gold Refinery) at the Royal Canadian Mint in Ottawa, Canada While with the Canadian Mint he designed and implemented marketing and sales programs for the Royal Canadian Mint Refinery and Bullion Division, negotiated refining contracts with senior executives for gold producers, manufacturers and commercial banks in the Western Hemisphere and negotiated gold sales and refining agreements with senior bank officials for central banks in North and South America and the Caribbean and developed and marketed a variety of new scientific standards to support analytical instrumentation.

Between April 1986 and July 1988, he was a Mine Geologist for Coxheath Gold Holdings in Halifax, Canada, where he managed a team of geologists and engineers to bring the Tangier Gold Mine from feasibility to underground production that included the responsibility of geological planning and ore grade control.  Additionally, he was Project Geologist for Seabright Resources Ltd. Halifax, Canada from April 1985 to April 1986. In that position, he was responsible for outlining and developing potential mineral targets.

Mr. McIntyre’s primary role with Element92 Resources Corp. will be to assist in arranging financing with investors and investment banks and to coordinate, strategize, plan and oversee the drilling and mining programs of our various gold properties as well as due diligence and evaluations of future acquisitions.

Mr. McIntyre is a Citizen of the United Kingdom and Canada and holds permanent residency in Hong Kong.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 13, 2010

ELEMENT92 RESOURCES CORP.

/s/ Daniel S. Mckinney

Daniel S. Mckinney

President & Chief Executive Officer